Exhibit 99.1

Chelsea Therapeutics Completes $48.9 Million in Registered Direct Offering

Current Development Programs Funded Into 2009

Charlotte, NC, November 8, 2007 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that it has completed its previously announced registered direct offering of approximately 7.4 million shares of common stock at a price $6.62 per share for gross proceeds of $48.9 million.

“The completion of this offering significantly strengthens our balance sheet and helps ensure that we not only have the necessary resources to complete our core trials in neurogenic orthostatic hypotension and rheumatoid arthritis, but also have sufficient capital to further invest in the long-term growth of our development programs as planned,” commented Dr. Simon Pedder, President and Chief Executive Officer of Chelsea Therapeutics. “This infusion of capital will meaningfully contribute to the value of Droxidopa and our portfolio of antifolate compounds by enabling Chelsea to explore additional potential indications for Droxidopa, initiate the planned formulation work that could extend Droxidopa’s IP, and advance the clinical development of additional compounds from our library of antifolates. We are further pleased that this value was reflected in the favorable terms of this offering and by the high caliber of investors that participated.”

Ridgeback Capital Management, LLC was the lead investor in this financing which also included significant participation from a number of other new and existing healthcare investors. Leerink Swann LLC served as lead placement agent with Oppenheimer & Co. Inc. and Punk Ziegel & Company serving as co-placement agents in this transaction. All shares of the common stock were offered by Chelsea Therapeutics pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy, any securities.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is pursing an Orphan Drug strategy for the development of Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy data, generating annual revenue of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856